UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BLUEROCK RESIDENTIAL GROWTH REIT, INC.

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1345 Avenue of the Americas, 32nd Floor
New York, New York 10105

Supplement to Proxy Statement dated July 27, 2020
for the 2020 Annual Meeting of Stockholders
To Be Held September 8, 2020

Dear Stockholder:

We are writing to ask for your support at the 2020 Annual Meeting of the stockholders of Bluerock Residential Growth REIT, Inc. (the “Company”) by voting in accordance with the recommendations of our board of directors on all proposals included in our recent proxy statement (the “Proxy”). In particular, we are requesting your support on Proposal 1 to approve the Fourth Amended 2014 Incentive Plans, and Proposal 2 to elect all five director nominees to our board of directors.

We note that one of the leading independent proxy advisory firms, Glass Lewis & Co., has recommended that our stockholders vote FOR all of the proposals in the Proxy. We are also delighted that Institutional Shareholder Services’ (“ISS”) recently issued Proxy Research Report (the “ISS Report”) recommended in favor of our Executive Compensation Program, which reinforces our pay-for-performance methodology, alignment with shareholders and the overall process and care our Compensation Committee utilizes to make compensation decisions.

However, we strongly disagree with ISS’s recommendations on two fronts:

1.	ISS recommends an “against” vote with respect to the Fourth Amended 2014 Incentive Plans, and the additional shares requested thereunder, pursuant to Proposal 1. This recommendation is driven by ISS’s failure to recognize the nature of our fully diluted permanent capital structure.

-	We respectfully refer you to the ‘Our Permanent Equity Capital Structure’ section of the Proxy (page 12) for a discussion of the business rationale for our capital structure decisions, which have been made with the sole purpose of protecting our Common shareholders from excess dilution.

-	We further refer you to the ‘Burn Rate’ and ‘Overhang/Dilution Analysis’ sections of the Proxy (pages 14-15) for a detailed analysis of our plan cost and burn rate, which fall clearly inside ISS guidelines on a fully diluted basis.

-	In considering our plan cost and burn rate, the ISS analyses omit our more than $629 million of convertible preferred equity as of July 10, 2020[1]. However, with ISS’s recognition of our capital structure on a fully diluted basis (as set forth in the first table on page 14 of the ISS Report), our request for additional shares under the Fourth Amended 2014 Incentive Plans pursuant to Proposal 1 (the “Requested Shares”), combined with the existing shares that remain available for issuance under our equity incentive plans (the “Remaining Shares”), would account for only 3.13% of our total shares outstanding (the “Total Outstanding Shares”). This is well below the relevant ISS benchmark of 7.06%.

-	Further (as reflected in the second table on page 14 of the ISS Report), the Requested Shares under Proposal 1, combined with the Remaining Shares and the previously granted equity awards outstanding, would account for only 5.56% of our Total Outstanding Shares. This is also well below the relevant ISS benchmark of 8.79%.

[1]	Calculated based on (a) 516,738 shares of Series B Preferred Stock outstanding at a stated value of $1,000 per share, for total value of $516,738,000, and (b) 4,494,102 shares of Series T Preferred Stock outstanding at a stated value of $25.00 per share, for total value of $112,352,550; in each case, converted as of June 1, 2020 at the 200-day trailing average price per share of our Class A Common Stock prior to conversion of $10.15 per share. Please see footnotes (1) and (2) to the table on page 12 of the Proxy.

2.	ISS recommends a “withhold” vote for the re-election of the current members of our Audit Committee to our board of directors pursuant to Proposal 2. This result is driven by ISS’s failure to recognize the Audit Committee safeguards built into our Amended and Restated Pledging Policy (the “Pledging Policy”). In its analysis, the ISS Report cites the following factors:

-	The ISS Report asserts that the Proxy does not disclose any requirement that pledges be pre-cleared by our board of directors, the legal department, or any other entity.

o	This assertion is incorrect, as it does not account for the disclosure on page 46 of the Proxy, which specifies that the Pledging Policy includes a pre-certification process requiring any pledgor to pre-certify to the Audit Committee, for its prior approval, any new pledging arrangement.

-	The ISS Report raises the concern that pledging may be utilized as part of hedging or monetization strategies that would potentially immunize an executive against economic exposure to our stock.

o	This is incorrect. As specified on page 46 of the Proxy, the Pledging Policy prohibits any pledging by executive officers or directors for the purpose of hedging the pledgor’s exposure to fluctuations in the Company’s stock price.

-	Finally, the ISS Report asserts that the Proxy does not disclose a clear rationale for the pledging activity by certain of our executive officers.

o	This assertion is incorrect, as it does not account for the disclosure on page 46 of the Proxy noting the historical focus of our board of directors on encouraging the ownership of Company equity by its executive officers and directors, with the goal of aligning interests with our shareholders. As that disclosure concludes, “Our board of directors believes that an absolute prohibition on pledging would run counter to these longstanding objectives, with the unintended and undesirable consequence of leaving our executive officers and directors with no means of accessing even limited liquidity, other than by the sale of their Company securities holdings.”

Based on the information provided in the Proxy and this letter, we recommend that you vote FOR Proposal 1 to approve the Fourth Amended 2014 Incentive Plans, and FOR Proposal 2 to elect all five director nominees to our board of directors.

Given the above, I am reaching out to extend my availability for a dialogue as needed to provide further detail and explanation with respect to the Company’s position on the above items.

We appreciate your time on this matter, and, as always, highly regard and value your investment in our Company.

Regards,

/s/ R. Ramin Kamfar

R. Ramin Kamfar

Chief Executive Officer

Bluerock Residential Growth REIT, Inc.